Exhibit 99.1
Coffee Holding Co., Inc. Reports Results for Three and Nine Months Ended July 31, 2016
STATEN ISLAND, New York – September 14, 2016. Coffee Holding Co., Inc. (Nasdaq: JVA) (the “Company”) today announced its operating results for the three and nine months ended July 31, 2016:
Net sales totaled $17,354,533 for the three months ended July 31, 2016, a decrease of $9,685,324, or 35.8%, from $27,039,857 for the three months ended July 31, 2015.  The decrease in net sales reflects reduced wholesale transactions with our largest wholesale green coffee customer during the quarter of approximately $9,379,000.
Cost of sales for the three months ended July 31, 2016 was $14,203,343, or 81.9% of net sales, as compared to $24,991,366, or 92.5% of net sales, for the three months ended July 31, 2015.  Cost of sales consists primarily of the cost of green coffee and packaging materials and realized and unrealized gains or losses on hedging activity.  The decrease in cost of sales reflects a more favorable inventory position during the quarter and reduced wholesale transactions with our largest wholesale green coffee customer.

Gross profit for the three months ended July 31, 2016 was $3,151,190, an increase of $1,102,699 from $2,048,491 for the three months ended July 31, 2015. Gross profit as a percentage of net sales increased to 18.1% for the three months ended July 31, 2016 from 7.5% for the three months ended July 31, 2015. The increase in gross profits was due to improved margins on our wholesale and roasted business as well as a decrease in our losses quarter to quarter on our hedging operations.

Total operating expenses decreased by $18,785 to $1,868,223 for the three months ended July 31, 2016 from $1,887,008 for the three months ended July 31, 2015. The decrease was primarily the result of a decrease of $18,785 to $1,704,373 in selling and administrative expenses for the three months ended July 31, 2016 from $1,723,158 for the three months ended July 31, 2015.

The Company had net income of $755,518 or $0.12 per share basic and diluted, for the three months ended July 31, 2016 compared to net income of $139,162, or $0.02 per share basic and diluted for the three months ended July 31, 2015. The increase in net income was due primarily to the reasons described above.

“I’m pleased to report another solid quarter to our shareholders as we earned $0.12 per share for the quarter ended July 31, 2016 versus $0.02 per share for last year’s corresponding quarter. The second half of the quarter saw positive developments for the green coffee market as prices continued to rise from previous lows. These higher prices have translated into improved margins on our sales of specialty green coffee as we are able to take advantage of our favorable inventory position. This trend continues into the fourth quarter as the market is currently trading at highest level since February of 2015 and we believe this trend will be sustainable for the foreseeable future. Also, during the quarter, we completed our acquisition of the assets of Coffee Kinetics LLC, doing business as Sonofresco, a seller of electrical table top roasters and specialty green coffee. Sonofresco’s financial results from the month of July are reflected in this quarter’s results and going forward, will be fully integrated in our consolidated financial statements. The Sonofresco acquisition has already been accretive to both top and bottom line results and the effects of a higher green coffee market will assist in meeting our positive expectations,” commented Andrew Gordon, the Company’s President and Chief Executive Officer.

“As previously announced, we are excited about the rollout of our Café Caribe flagship brand, a popular Spanish style espresso roast coffee, in approximately 900 Food Lion grocery stores and our new business developments with Smart&Final and Wal-Mart. Food Lion is a prominent food retailer located in areas where we previously had limited distribution of Café Caribe and we are excited about the opportunity for expansion into this market. While we have not yet seen the impact of our Smart&Final and Wal-Mart partnerships on our financial statements as these took place late in the quarter, we look forward to these results in upcoming quarters.

We remain upbeat that going forward we will begin to rebuild top line revenue growth in conjunction with our improved bottom line results by continuing our aggressive approach to seeking new business opportunities and sustaining our margins on both current and new business,” concluded Mr. Gordon.

About Coffee Holding

Coffee Holding Co., Inc. is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. Coffee Holding has been a family-operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy. The Company’s private label and branded coffee products are sold throughout the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi-unit retail customers.

Forward-Looking Statements

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company’s outlook on future margin performance and its share repurchase program. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  All statements other than statements of historical fact are statements that could be forward-looking statements.  We have based these forward-looking statements upon information available to management as of the date of this release and management’s expectations and projections about certain future events. It is possible that the assumptions made by management for purposes of such statements may not materialize. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, hedging activities, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

Company Contact

Coffee Holding Co., Inc.
Andrew Gordon
President & CEO
718-832-0800

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
JULY 31, 2016 AND OCTOBER 31, 2015

	July 31, 2016	October 31, 2015
	(Unaudited)
- ASSETS -
CURRENT ASSETS:
Cash	$1,830,441	$3,853,816
Accounts receivable, net of allowances of $144,000 for 2015 and 2014	15,819,019	10,968,237
Inventories	12,737,022	13,862,818
Prepaid green coffee	562,142	620,452
Prepaid expenses and other current assets	518,909	256,202
Prepaid income taxes	503,327	1,434,577
Due from broker	107,731
Deferred income tax asset	85,272	997,720
TOTAL CURRENT ASSETS	32,163,863	31,993,822
Machinery and equipment, at cost, net of accumulated depreciation of $4,661,610 and $4,241,256 for 2016 and 2015, respectively	2,126,239	1,845,000
Customer list and relationships, net of accumulated amortization of $46,875 and $41,250 for 2016 and 2015, respectively	223,125	108,750
Trademarks	180,000	180,000
Goodwill	1,017,905	440,000
Equity method investments	95,522	96,571
Deposits and other assets	593,476	610,499
TOTAL ASSETS	$36,400,130	$35,274,642
- LIABILITIES AND STOCKHOLDERS’ EQUITY -
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$2,539,048	$4,021,389
Line of credit	7,258,375	5,554,121
Due to broker		483,835
Income taxes payable	925
TOTAL CURRENT LIABILITIES	9,798,348	10,059,345

Deferred income tax liabilities	70,672	92,370
Deferred rent payable	228,927	222,055
Deferred compensation payable	497,034	482,499
TOTAL LIABILITIES	10,594,981	10,856,269
STOCKHOLDERS’ EQUITY:
Coffee Holding Co., Inc. stockholders’ equity:
Preferred stock, par value $.001 per share; 10,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, par value $.001 per share; 30,000,000 shares authorized, 6,494,680 and 6,456,316 shares issued; 6,026,283 and 6,162,207 shares outstanding at July 31, 2016 and October 31, 2015, respectively	6,495	6,456
Additional paid-in capital	16,104,074	15,904,109
Retained earnings	11,691,828	9,665,940
Less: Treasury stock, 468,397 and 294,109 common shares, at cost at July 31, 2016 and October 31, 2015, respectively	(2,334,639)	(1,494,712)
Total Coffee Holding Co., Inc. Stockholders' Equity	25,467,758	24,081,793
Non-controlling interest	337,391	336,580
TOTAL EQUITY	25,805,149	24,418,373
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$36,400,130	$35,274,642

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Nine Months Ended July 31,		Three Months Ended July 31,
	2016	2015	2016	2015
NET SALES	$61,566,868	$95,708,890	$17,354,533	$27,039,857

COST OF SALES (including $7.4 and $17.9 million of related party costs for the nine months ended July 31, 2016 and 2015, respectively. Including $1.9 and $3.0 million for the three months ended July 31, 2016 and 2015, respectively.)	52,455,081	92,816,224	14,203,343	24,991,366

GROSS PROFIT	9,111,787	2,892,666	3,151,190	2,048,491

OPERATING EXPENSES:
Selling and administrative	5,170,915	5,286,993	1,704,373	1,723,158
Officers’ salaries	491,550	489,435	163,850	163,850
TOTALS	5,662,465	5,776,428	1,868,223	1,887,008

INCOME (LOSS) FROM OPERATIONS	3,449,322	(2,883,762)	1,282,967	161,483

OTHER INCOME (EXPENSE)
Interest income	30,889	26,302	9,890	13,074
Loss from equity method investment	(1,049)	(162)	(805)	(610)
Interest expense	(116,144)	(153,768)	(42,671)	(35,156)
TOTAL	(86,304)	(127,628)	(33,586)	(22,692)

INCOME (LOSS) BEFORE INCOME TAXES AND NON-CONTROLLING INTEREST IN SUBSIDIARIES	3,363,018	(3,011,390)	1,249,381	138,791

Provision (benefit) for income taxes	1,236,319	(1,189,785)	448,399	40

NET INCOME (LOSS) BEFORE NON-CONTROLLING INTEREST IN SUBSIDIARY	2,126,699	(1,821,605)	800,982	138,751
Less: net income attributable to the non-controlling interest	(100,811)	(19,992)	(45,464)	411

NET INCOME (LOSS) ATTRIBUTABLE TO COFFEE HOLDING CO., INC.	$2,025,888	$(1,841,597)	$755,518	$139,162

Basic earnings (loss) per share	$.33	$(.30)	$.12	$.02

Diluted earnings (loss) per share	$.33	$(.30)	$.12	$.02

Weighted average common shares outstanding:
Basic and Diluted	6,117,610	6,215,894	6,056,420	6,215,894

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
NINE MONTHS ENDED JULY 31, 2016 AND 2015
(Unaudited)

	2016	2015
OPERATING ACTIVITIES:
Net income (loss)	$2,126,699	$(1,821,605)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	425,977	408,436
Unrealized gain on commodities	(591,566)	(8,263)
Loss on equity method investments	1,049	162
Deferred rent	6,872	9,311
Deferred income taxes	890,750	(1,149,500)
Changes in operating assets and liabilities:
Accounts receivable	(4,766,640)	3,424,104
Inventories	1,432,701	2,765,836
Prepaid expenses and other current assets	(262,707)	(29,039)
Prepaid green coffee	58,310	(547,756)
Prepaid and refundable income taxes	931,250	(1,433,818)
Deposits and other assets	31,558
Accounts payable and accrued expenses	(1,554,385)	(3,093,085)
Income taxes payable	925	(331,051)
Net cash used in operating activities	(1,269,207)	(1,806,268)

INVESTING ACTIVITIES:
Cash paid for acquisition of business	(856,904)
Purchases of machinery and equipment	(661,591)	(351,194)
Net cash used in investing activities	(1,518,495)	(351,194)

FINANCING ACTIVITIES:
Advances under bank line of credit	5,204,254	9,272,578
Principal payments under bank line of credit	(3,500,000)	(7,502,578)
Purchase of treasury stock	(839,927)
Payment of dividend	(100,000)	(80,000)
Net cash provided by financing activities	764,327	1,690,000

NET DECREASE IN CASH	(2,023,375)	(467,462)

CASH, BEGINNING OF PERIOD	3,853,816	3,782,639

CASH, END OF PERIOD	$1,830,441	$3,315,177

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
NINE MONTHS ENDED JULY 31, 2016 AND 2015
(Unaudited)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW DATA:
Interest paid	$111,060	$152,765
Income taxes paid	$26,582	$1,647,668

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
On June 29, 2016 Coffee Holding Co., Inc. acquired certain assets of Coffee Kinetics, LLC:

Fair value of assets acquired	$1,128,952
Less: liabilities assumed	(72,045)
Net assets acquired:	1,056,907

Common stock, par value $.001 per share, 38,364 shares	38
Additional paid-in capital	199,965
Non-cash payment	200,003

Net cash paid	$856,904